Asset and Stock Transfer Confirmation

China Ginseng Holdings, Inc (China Ginseng) and Tonghua Linyuan Grape Planting Co, Ltd. (Linyuan) agreed on the following terms:

I. Asset Confirmation

Based on the audit and appraisal report by Jilin Hongyuan Accounting Ltd., China Ginseng agrees that the total asset of Linyuan is RMB14,020,000, liquid asset is RMB11,140,000 and the net asset is RMB10,440,000

II. Shares Confirmation

1. Based on Merge Agreement signed by both parties on September 28, 2006, both parties agreed that China Ginseng acquires the net asset of Linyuan, based on stock conversion method to exchange the shares of China Ginseng.    Linyuan received 6,155,000 shares from China Ginseng

2. Based on the Shares Confirmation Agreement signed on November 9, 2006, both parties confirmed the stock transfer, the newly issued shares for Linyuan is 6,155,000 shares

Party A: China Ginseng Holdings, Inc.
Representative : (Signature)

Party B: Tonghua Linyuan Grapes Planting Co., Ltd.
Representative: (Signature)

Date: April 12, 2007